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                                                                     Exhibit 5.1




June 29, 2005



Hittite Microwave Corporation
20 Alpha Road
Chelmsford, MA  01824



Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-1 (Registration No. 333-124664), (as amended, the "Registration Statement"), filed by Hittite Microwave Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company of up to 3,375,000 shares (the "Company Shares") of its Common Stock, $.01 par value per share (the "Common Stock") to be issued by the Company and to the proposed public offering by certain stockholders of the Company of an aggregate of up to 1,800,000 additional shares (the "Stockholder Shares") of such Common Stock. The foregoing number of Company Shares assumes the exercise in full of the over-allotment option described in the Registration Statement.

     We are familiar with the Certificate of Incorporation and By-Laws of the Company, each as restated or amended to date, the records of meetings and consents of the Company's Board of Directors and of its stockholders, and the stock records of the Company, each as provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     In rendering the opinions expressed below, we express no opinion other than as to the federal laws of the United States, the Delaware General Corporation Law, including the statutory provisions contained therein, applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these provisions.

     Based upon and subject to the foregoing, it is our opinion that:

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Hittite Microwave Corporation
June 29, 2005
Page 2



     1. The Company has corporate power adequate for the issuance of the Company Shares in accordance with the Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Company Shares. When certificates for the Company Shares have been duly executed and countersigned, and delivered against due receipt of consideration therefor as described in the Registration Statement, the Company Shares will be legally issued, fully paid and non-assessable.

     2. Upon due execution, countersignature and delivery of the certificates for the Stockholder Shares, the Stockholder Shares will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.

                                    Very truly yours,

                                    FOLEY HOAG LLP



                                    By: /s/ Robert W. Sweet Jr.
                                        ________________________________________
                                        a Partner